Exhibit 99.1

PRESS RELEASE

For Immediate Release

For Further Information Contact:

W. Alex Hall, Interim President and Chief Executive Officer

Integrity Financial Corporation

Phone: (828) 322-8167

INTEGRITY FINANCIAL CORPORATION

ANNOUNCES 2004 EARNINGS

(PR News Wire)

Hickory, North Carolina. March 11, 2005 — Integrity Financial Corporation (NASDAQ: IFCB) today reported operating results for the year ended December 31, 2004. Integrity reported net income of $1.3 million, representing diluted earnings per share of $0.27.

Commenting on Integrity’s results, W. Alex Hall, interim President and Chief Executive Officer of Integrity Financial Corporation, said, “2004 was an eventful year. We experienced adverse credit developments in the loan portfolio of our subsidiary bank, Catawba Valley Bank. As a result of these loan events, there was a change of executive management. The Board of Directors and management of Integrity further addressed these issues by increasing the allowance for possible loan loss in the third and fourth quarters to help ensure that Integrity remains well-positioned to provide for any potential credit losses going forward. A regulatory examination of the banks was concluded in the fourth quarter of 2004.”

Integrity’s net income for the year ended December 31, 2004 of $1.3 million represents a decline of $3.4 million, or 73%, when compared to net income of $4.7 million for the year ended December 31, 2003. Net income declined primarily due to a substantial increase in the provision for loan losses of $5.3 million, or 482%, from $1.1 million in 2003 to $6.5 million in 2004. Net interest income was $20.6 million for 2004, representing an increase of $3.0 million, or 16.9%, when compared to 2003.

Integrity reported total assets of $664.7 million at December 31, 2004, representing an increase of $34.9 million, or 5.5%, when compared to the $629.7 million reported at December 31, 2003. This increase resulted primarily from an increase of $33.0 million, or 7.2%, in net loans from $457.3 million to $490.3 million. The allowance for loan losses increased $4.2 million, or 68.8%, to $10.4 million. Total deposits at the end of the year were $538.2 million, representing an increase of $40.3 million, or 8.1%. During 2004, each category of core deposits, including demand, money market and NOW accounts, savings and other time deposits, improved when compared to the results reported at December 31, 2003. Total stockholders’ equity was $62.5 million, representing a decline of $0.3 million, or 0.5%, as Integrity repurchased additional shares of its common stock and rising interest rates and correspondingly lower prevailing market value for investment securities available for sale resulted in a decline of Integrity’s accumulated other comprehensive income.

*** END ***